Exhibit 99.2
FOR IMMEDIATE RELEASE
August 5, 2008
Contact: R. Martin Kelly, Chief Executive Officer
Pyramid Breweries Inc.
(206) 682-8322
PYRAMID BREWERIES INC. TO
DELIST FROM NASDAQ
SEATTLE, WA (Business Wire) — AUGUST 5, 2008 –Pyramid Breweries Inc. (“Pyramid”) (NASDAQ: PMID), today announced that in connection with the recent closing of the tender offer by PMID Merger Sub, Inc., a wholly owned subsidiary of Independent Brewers United, Inc., the parent of Magic Hat Brewing Company & Performing Arts Center, Inc. that was completed August 1, 2008 (the “Offer”), The Nasdaq Stock Market has determined to delist Pyramid’s shares of common stock from The Nasdaq Global Select Market (“Nasdaq”).
The Offer, which was completed at midnight on August 1, 2008, resulted in approximately 255 public holders of Pyramid’s outstanding common stock, which is below the minimum number of public holders required to remain listed on Nasdaq.
Independent Brewers United intends to acquire the remaining Pyramid shares by means of a merger at the same per share price paid in the tender offer, following which Pyramid will become a wholly owned subsidiary of Independent Brewers United. Accordingly, Pyramid will not contest or appeal delisting from Nasdaq.
In accordance with the rules of the Securities and Exchange Commission (“SEC”), Nasdaq will file a Form 25 with the SEC which will provide for the delisting of Pyramid’s shares of common stock from trading on Nasdaq effective on or about August 16, 2008. Pyramid has not arranged for the listing or quotation of its shares of common stock on another national securities exchange or for the quotation of its common stock in a quotation medium.
About Pyramid Breweries Inc.
Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan’s brand names. Pyramid’s family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival. Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan’s Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

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Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties as regards to Pyramid Breweries Inc. are described in Pyramid Breweries Inc.’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include successful completion of the proposed acquisition on a timely basis, the impact of regulatory review on the proposed acquisition, the ability to achieve synergies following completion of the proposed acquisition, the impact of intense competition, changing economic or business conditions, the price and availability of ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, and other factors and uncertainties discussed from time to time in reports filed by Pyramid Breweries Inc. with the Securities and Exchange Commission.